Exhibit 4.16

AMENDMENT NO. 1

WARRANT TO PURCHASE COMMON STOCK

This Amendment No. 1 (this “Amendment”), is made and entered into effective as of June 30, 2005, by and between Rentech, Inc., a Colorado corporation (“Rentech”), and Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Pentagon Special Purpose Fund, Ltd. (collectively, the “Purchasers”) and M.A.G. Capital, LLC (“MAG”).

The parties hereby agree to amend the Warrant to Purchase Common Stock between Rentech and MAG and Rentech and each of the Purchasers dated April 8, 2005 (the “Warrant”) as follows:

Section 1.1 of the Warrant is deleted in its entirety and replaced as follows: “This Warrant is exercisable in whole or in part (but not as to any fractional share of Common Stock), at any time that is more than 181 days after the date of this Warrant (October 8, 2005) and from time to time thereafter prior to 6:00 p.m. on the Expiration Date set forth above.”

This Amendment may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by its duly authorized.

RENTECH, INC.		M.A.G. CAPITAL, LLC

By:	/s/ Dennis L. Yakobson	By:	/s/ David Firestone
Name:	Dennis L. Yakobson	Name:	David Firestone
Title:	President and CEO	Title:	Managing Member

MONARCH POINT FUND, LTD.		MERCATOR MOMENTUM FUND, LP

By:	/s/ David Firestone	By:	/s/ David Firestone
Name:	David Firestone	Name:	David Firestone
Title:	Managing Member	Title:	Managing Member

MERCATOR MOMENTUM FUND III, LP		PENTAGON SPECIAL PURPOSE FUND, LTD

By:	/s/ David Firestone	By:	/s/ Carolynn D. Hiron
Name:	David Firestone	Name:	Carolynn D. Hiron
Title:	Managing Member	Title:	Director